EXHIBIT 10.18

                          FIRST CAPITAL PARTNERS, LLC
                        MERCHANT AND INVESTMENT BANKERS
                                3900 WALDEN ROAD
                           DEEPHAVEN, MINNEOSTA 55391

                           TELEPHONE: (212) 475-1666
                           TELEPHONE: (212) 475-0579


April 11, 2000

Mr. Anthony Schnelling, President
Sentry Technology Corporation
350 Wireless Blvd
Hauppauge, NY  11788

Dear Anthony:

I wish to confirm that I, individually and as part of a group of investors, would be willing to make available to Sentry Technology Corporation (Sentry) up to $1,000,000 for a period of up to 6 months from the date of first draw. It is our understanding that the funds we are prepared to make available are to be used by Sentry for corporate purposes.

We are prepared to make such funds available on a revolving basis, subordinated and subject to the approval of Sentry's secured lender, General Electric Capital Corporation ("GECC"), and its willingness to allow repayment provided there is, at such time as final repayment is contemplated, availability under GECC's outstanding facility.

I represent that I am a director of Sentry and that I and any members of the group of investors who would participate in making this loan to Sentry are Accredited Investors within the meaning of Regulation D under the Securities Act of 1933. Furthermore, we have satisfied ourselves, after having had sufficient opportunity to ask questions of Sentry management, of the suitability of our investment in Sentry.

We represent that we have sufficient funds available in the form of US Treasury securities or other readily marketable instruments to be able to fund the loan contemplated hereby without the need on our part to obtain additional financing.

This arrangement is subject to the negotiation of final terms and the execution of definitive documentation.


Sincerely,

/s/ ROBERT D. FURST
Robert D. Furst